Exhibit 99.1
Dendreon Completes Submission of Biologics License Application for PROVENGE
SEATTLE (November 2, 2009) – Dendreon Corporation (Nasdaq: DNDN) today announced that it has completed the submission of the amended Biologics License Application (BLA) for PROVENGE® (sipuleucel-T), the Company’s lead investigational product, to the U.S. Food and Drug Administration (FDA). Dendreon is seeking licensure for PROVENGE for men with metastatic castrate-resistant prostate cancer (CRPC). If approved by the FDA, PROVENGE would represent the first product in the new therapeutic class known as active cellular immunotherapies.
The amended BLA includes data from the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) trial, which was conducted under a Special Protocol Assessment agreement with the FDA. The IMPACT study met its pre-specified primary endpoint demonstrating a statistically significant improvement in overall survival in men with metastatic CRPC.
“With the BLA submission complete, we have taken an important step towards reaching our goal of bringing a new therapy to men with advanced prostate cancer,” said Mitchell H. Gold, MD, president and chief executive officer of Dendreon. “We look forward to working with the FDA to potentially make PROVENGE the first active cellular immunotherapy to be licensed in the United States.”
PROVENGE is available through several ongoing clinical trials, including OpenACT, an open label trial enrolling men with metastatic CRPC, ProACT (PROstate cancer Active Cellular immunoTherapy), and NeoACT (NEOadjuvant Active Cellular immunotherapy).  For more information regarding these studies, visit www.clinicaltrials.gov.
About PROVENGE
PROVENGE is Dendreon’s investigational product candidate for men with advanced prostate cancer and may represent the first in a new class of active cellular immunotherapies (ACIs) specifically designed to engage the patient’s own immune system against cancer. PROVENGE and other ACIs are uniquely designed to use live human cells to engage the patient’s own immune system with the goal of eliciting a specific long-lasting response against cancer.
About Prostate Cancer
According to the American Cancer Society, prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer. An estimated 192,280 new cases are expected to be diagnosed in 2009. Approximately 27,360 men are expected to die this year from the disease.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

This news release contains forward-looking statements that are subject to risks and uncertainties.  Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including the FDA’s actions with respect to the BLA and whether the FDA determines to convene an advisory committee to review the BLA; progress on the commercialization efforts for PROVENGE, including the expansion of Dendreon’s manufacturing capacity and other necessary infrastructure; success in the hiring of additional personnel to support business growth and expansion; the outcome of pre-approval inspection of Dendreon’s expanded manufacturing facility; and requisite receipt of FDA licensure for marketing of PROVENGE and the risk that additional capital could be needed in the future for the potential commercialization of PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com